Exhibit 4(a).23

LETTER AGREEMENT

November 13, 2007

Symphony Technology II-A, L.P.

c/o Symphony Technology Group

4015 Miranda Avenue, 2nd Floor

Palo Alto, California 94304

U.S.A.

Attention: Romesh Wadhwani

Dear Romesh:

Reference is hereby made to (i) the Promissory Note (the “Note”) dated as of November 14, 2003 pursuant to which Symphony Technology II-A, L.P., a Delaware limited partnership (“Symphony”), promised to pay to the order of Cayman First Tier, a Cayman Islands exempted company incorporated with limited liability (“Cayman First Tier”), the principal amount of US525,000,000 in accordance with the terms of the Note and (ii) the Share Pledge Agreement (the “Pledge Agreement”) dated as of November 14, 2003 by Symphony in favor of chinadotcom Capital Limited, a British Virgin Islands company (“CDC”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

The maturity date of the Note is November 14, 2007.

Each of Cayman First Tier, CDC and Symphony hereby agree that (i) the Note, together with all unpaid interest and any other amounts due or payable thereunder, is hereby deemed to be discharged and repaid in full and (ii) Symphony’s obligations under the Pledge Agreement are hereby discharged and the Pledge Agreement is hereby terminated, each in exchange for and as a result of (a) the transfer by Symphony to Cayman First Tier of 24,500,000 Series A Preferred Shares of Cayman First Tier free and clear of any Liens and (b) the resignation of each of the directors appointed by Symphony to the board of directors of Cayman First Tier.

To effectuate the transfer and resignations described in the preceding paragraph, Symphony concurrently with the execution of this letter agreement has, and the directors appointed by Symphony to the board of directors of Cayman First Tier at such time have, executed and delivered the following (as the case may be) to Mr. Peter Yip, a director of Cayman First Tier:

(1)	A stock power, executed in blank, for the transfer of such 24,500,000 Series A Preferred Shares of Cayman First Tier, substantially in the form attached hereto as Exhibit A.

(2)	The resignation of Romesh Wadhwani as a director of Cayman First Tier in substantially the form attached hereto as Exhibit B.

(3)	The resignation of Bryan Taylor as a director of Cayman First Tier in substantially the form attached hereto as Exhibit C.

Except for the obligations under this letter agreement, each of Symphony, on the one hand, and each of CDC and Cayman First Tier, on the other hand, each on behalf of itself, and its respective past and present officers, directors, employees, investors, shareholders, administrators, agents, attorneys, affiliates, divisions, subsidiaries, creditors, predecessor and successor corporations, representatives, heirs, and assigns, hereby fully and forever releases Cayman First Tier and CDC, on the one hand, and Symphony, on the other hand, respectively, and each of their respective past and present representatives, heirs, executors, attorneys, agents, partners and assigns from any and all claims, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any circumstances, omissions, acts or facts related to the Note or the Share Pledge Agreement.

Each of parties hereto agrees, at any time and from time to time, at the request of the other party, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to effectuate the agreements set forth herein.

All notices, demands and other communications which may need be delivered hereunder shall be in writing and shall be delivered pursuant to the provisions of Section 9 of the Note.

This Agreement shall be governed by and construed under the law of the State of New York, U.S.A., as such law is applied to agreements among New York residents entered into and performed entirely within the State of New York. The parties agree to and do hereby submit to the jurisdiction and venue of, any state or federal court located in the State of New York, City of New York, Borough of Manhattan.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which constitute one and the same instrument.

Sincerely,

CAYMAN FIRST TIER

By	/s/ Peter Yip
Name:
Title:

CHINADOTCOM CAPITAL LIMITED

By	/s/ Kwong Chi Wong
Name:
Title:

Accepted and agreed:

SYMPHONY TECHNOLOGY II-A, L.P.

By	/s/ Romesh Wadhwani
Name:
Title: